EXHIBIT 23.1

Certified Public Accountants

CONSENT OF MOSS ADAMS LLP

We consent to (a) the inclusion in the Registration Statement of International Absorbents Inc. on Form S-8 of our report dated March 5, 2003, relating to the consolidated financial statements of International Absorbents Inc. as of January 31, 2003 and 2002 and for the years then ended, and (b) the reference to our firm in the Registration Statement under the caption “Experts.”

/s/ MOSS ADAMS LLP

Bellingham, Washington
May 5, 2003